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Exhibit 5.1

February 19, 2014

NGL Energy Partners LP
6120 S. Yale Avenue, Suite 805
Tulsa, Oklahoma 74136

Ladies and Gentlemen:

        We have acted as special counsel to NGL Energy Partners LP, a Delaware limited partnership (the "Partnership"), in connection with the preparation of the Partnership's registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering by the selling unitholders named in the Registration Statement of common units (the "Units") representing limited partner interests in the Partnership, which may be sold by the Selling Unitholders from time to time pursuant to Rule 415 under the Securities Act.

        As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Certificate of Limited Partnership of the Partnership; (c) the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date (the "Partnership Agreement"); (d) certain resolutions of the Board of Directors of NGL Energy Holdings LLC, a Delaware limited liability company and the general partner of the Partnership; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act"), and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

        In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified, conformed or photostatic or faxed copies. In conducting our examination of documents executed by parties other than the Partnership, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

        Based upon and subject to the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Units have been duly authorized by all necessary limited partnership action of the Partnership, and the Units are validly issued and, under the Delaware LP Act, purchasers of the Units will have no obligation to make further payments for their purchase of Units or contributions to the Partnership solely by reason of their ownership of Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

        We express no opinion other than as to the federal laws of the United States of America and the Delaware LP Act. For purposes of this opinion, we assume that the Units were issued in compliance with all applicable state securities or blue sky laws.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

        Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours, /s/ Andrews Kurth LLP

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  Exhibit 5.1